SECRETARY’S CERTIFICATE

I, John Loomis, Secretary of Versus Capital Multi-Manager Real Estate Income Fund, LLC (the “Company”), hereby certify that the following resolutions were adopted by the Board of Directors, including all the directors who are not “interested persons” pursuant to a meeting of the Board of Directors:

Approved at the September 11, 2017 Meeting of the Board of Directors

RESOLVED, that the appropriate Officers of the Company be, and they hereby are, authorized and directed on behalf of the Company to establish the Fidelity Bond covering officers and employees of the Company, Versus Capital Advisors, LLC and Versus Capital Group, LLC, in accordance with the requirements of Rule 17g-1 under the 1940 Act; and it is further

RESOLVED, that the appropriate Officers of the Company be, and they hereby are, authorized to increase the amount of the Fidelity Bond as necessary to remain in compliance with the requirements of Rule 17g-1 under the 1940 Act;

Based on assets under management, the Bond was renewed at $1,500,000 in similar form as previously approved by the Board.  A premium of $5,250 for the Bond was paid for the period from October 1, 2017 through October 1, 2018.

/s/ John Loomis	October 10, 2017
John Loomis	Date
Secretary of the Company

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